Exhibit 3.197

CERTIFICATE OF FORMATION

OF

School Creek Coal Company, LLC

1. The name of the limited liability company is:

School Creek Coal Company, LLC

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. “This Certificate of formation shall be effective on May 5, 2005 for accounting purposes only.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of School Creek Coal Company, LLC this 4th day of May, 2005.

/s/ EDWARD L. SULLIVAN
Edward L. Sullivan
Organizer

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

SCHOOL CREEK COAL COMPANY, LLC

1.	The name of the limited liability company is:

School Creek Coal Company, LLC

2.	Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Peabody School Creek Mining, LLC.”

3.	This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 27th day of August, 2010.

Peabody Powder River Operations,
LLC, its Sole Member

/s/ Kenneth L. Wagner
By: Kenneth L. Wagner
Its: Vice President and Secretary